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                                    Exhibit 1
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                  BRUSH CREEK MINING AND DEVELOPMENT CO., INC.



May 27, 1997



Mr. David Werner
1751 58th Street
Brooklyn, New York 11204


Dear David:

         This is to confirm that you have agreed to vote any and all blocks of Brush Creek shares controlled by you or any of your affiliates in favor of the positions espoused by the current Board of Directors.

         Thank you for your continued support.

         Sincerely,
         /s/

         Jim Chapin
         CEO




         /s/
         Mr. David Werner                                     5/27/97